As filed with the Securities and Exchange Commission on July 31, 2002
                                                 Registration No. 333-60266
 ===========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               --------------
                       POST EFFECTIVE AMENDMENT NO. 1
                                     TO
                                  FORM S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                               --------------


                 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
           (Exact name of registrant as specified in its charter)


           DELAWARE                                    36-4459170
-------------------------------------      -----------------------------------
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)


                           30 South Wacker Drive
                          Chicago, Illinois 60606
                               (312) 930-1000
                  (Address of Principal Executive Offices)

                 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                  AMENDED AND RESTATED OMNIBUS STOCK PLAN
                            (Full Title of Plan)

                           Craig S. Donohue, Esq.
             Managing Director and Chief Administrative Officer
                 Chicago Mercantile Exchange Holdings Inc.
                           30 South Wacker Drive
                          Chicago, Illinois 60606
                               (312) 930-1000
(Name, Address and Telephone Number, including Area Code, of Agent for Service)




                              EXPLANATORY NOTE

         This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-8 (Registration No. 333-60266) of Chicago Mercantile Exchange Inc., a Delaware corporation ("CME"), is being filed by Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (the "Company"), pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the adoption by CME of a holding company organizational structure. The holding company organizational structure was implemented in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL") pursuant to an Agreement and Plan of Merger, dated as of October 1, 2001 (the "Merger Agreement"), by and among the Company, CME and CME Merger Subsidiary Inc., a Delaware corporation and wholly owned subsidiary of the Company ("MergerSub").

         Pursuant to the terms and subject to the conditions of the Merger Agreement and in accordance with Section 251 of the DGCL, effective on December 3, 2001, MergerSub was merged with and into CME (the "Merger"). At the effective time of the Merger, CME continued as the surviving entity and as a wholly owned subsidiary of the Company and the separate corporate existence of MergerSub ceased in accordance with the DGCL. Pursuant to the Merger Agreement, each share of Class A common stock, par value $.01 per share, of CME ("CME Class A common stock") issued and outstanding immediately prior to the Merger was converted into four shares of Class A common stock, par value $.01 per share, of the Company ("Company Class A common stock") as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. In addition, each share of Class B common stock, par value $.01 per share, of CME ("CME Class B common stock," and together with the CME Class A common stock, the "CME common stock") issued and outstanding immediately prior to the Merger was divided into two pieces: Company Class A common stock in an amount of shares essentially the same as the Class A share equivalents that were embedded in that share of CME Class B common stock, and one share of Class B common stock, par value $.01 per share, of the Company ("Company Class B common stock," and together with the Company Class A common stock, the "Company common stock") that corresponds to the series of CME Class B common stock surrendered in the Merger. The CME Class B common stock was converted into Company common stock as follows: (i) each share of CME Series B-1 common stock, par value $.01 per share, was automatically converted into (a) one share of the Company's Class B-1 common stock, par value $.01 per share, and (b) 1,799 shares of Company Class A common stock;
(ii) each share of CME Series B-2 common stock, par value $.01 per share, was automatically converted into (a) one share of the Company's Class B-2 common stock, par value $.01 per share, and (b) 1,199 shares of Company Class A common stock; (iii) each share of CME Series B-3 common stock, par value $.01 per share, was automatically converted into (a) one share of the Company's Class B-3 common stock, par value $.01 per share, and (b) 599 shares of Company Class A common stock; and (iv) each share of CME Series B-4 common stock, par value $.01 per share, was automatically converted into (a) one share of the Company's Class B-4 common stock, par value $.01 per share, and (b) 99 shares of Company Class A common stock.

         Additionally, the Company assumed all the rights and obligations of CME under the Chicago Mercantile Exchange Omnibus Stock Plan and any other plan or agreement providing for the grant or award to employees or directors of options or other rights to purchase or receive CME common stock or any payment in respect thereof as each such plan or agreement was amended at the effective time of the Merger. Each outstanding option and other award assumed by the Company is exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the effective time of the Merger. The amount of Company common stock issuable upon the exercise or issuance of such an option or award immediately after the effective time of the Merger equals the amount of CME common stock subject to the option prior to the effective time of the Merger. Such Company common stock will be allocated ratably amongst each class of Company Class A common stock in accordance with the conversion terms described above and the option price of each such option or award is equal to the option price applicable to the option prior to the effective time of the Merger. All options and awards issued pursuant to any plan or agreement assumed by the Company after the effective time of the Merger shall entitle the holder thereof to purchase Company common stock in accordance with the terms of such plan or agreement as in effect on the date of issuance.

         In accordance with Rule 414 under the Securities Act, the Company, as the successor issuer to CME, hereby expressly adopts Registration Statement No. 333-60266 on Form S-8 as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Chicago Mercantile Exchange Omnibus Stock Plan, to which this Registration Statement relates, shall be known as the Chicago Mercantile Exchange Holdings Inc. Amended and Restated Omnibus Stock Plan (the "Plan"). The Plan covers employees of the Company and its subsidiaries (including CME), and shares of stock issued in accordance with the Plan will be shares of Company common stock instead of shares of CME common stock.

         The applicable registration fees were paid at the time of the original filing of the Registration Statement.



                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 00-33379).

         (b) The Company's Form 10-K/A, filed with the Commission on June 10, 2002 (File No. 00-33379).

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 00-33379).

         (d) The description of the Company's common stock contained in the Company's Registration Statement on Form S-1, filed with the Commission on June 10, 2002 (File No. 33-90106).

         (e) The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the Commission on December 4, 2001 (File No. 00-33379).

         (f) The Company's Current Report on Form 8-K, filed with the Commission on February 5, 2002 (File No. 00-33379).

         (g) The Company's Current Report on Form 8-K, filed with the Commission on March 28, 2002 (File No. 00-33379).

         (h) The Company's Current Report on Form 8-K, filed with the Commission on May 16, 2002 (File No. 00-33379).

         (i) The Company's Current Report on Form 8-K, filed with the Commission on May 17, 2002 (File No. 00-33379).

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of DGCL authorizes a court to award or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

         As permitted by the Delaware law, Article XI of the Company's certificate of incorporation and Article IX of the Company's bylaws provide that (1) the Company is permitted to indemnify its directors, officers and other employees to the fullest extent permitted by Delaware law; (2) the Company is permitted to advance expenses, as incurred, to its directors, officers and other employees in connection with defending a legal proceeding if the Company has received in advance an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by the Company; and (3) the rights conferred in the bylaws are not exclusive. As permitted by the DGCL, the Company's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its shareholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (regarding payments of dividends; stock purchases or redemptions which are unlawful); or (4) for any transaction from which the director derived an improper personal benefit. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         In addition to the above, the Company also maintains indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS.

         A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 31st day of July 2002.

                                  CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                                  Registrant

                                  CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.


Date: July 31, 2002               By: /s/   James J. McNulty
                                      ------------------------------
                                            James J. McNulty
                                      President and Chief Executive Officer



                             POWER OF ATTORNEY

         We, the undersigned directors of Chicago Mercantile Exchange Holdings Inc., do hereby constitute and appoint Craig S. Donohue our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statements, or any registration statement related hereto that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorney and agent shall do our cause to be done by virtue thereof

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on July 31, 2002.


           Signature                Title


/s/ James J. McNulty                President and Chief Executive Officer
----------------------------        and Director
    James J. McNulty


/s/ Terrence A. Duffy               Chairman of the Board and Director
---------------------------
    Terrence A. Duffy


/s/ David G. Gomach                 Managing Director and Chief Financial
---------------------------         Officer
    David G. Gomach


/s/ Nancy W. Goble                  Managing Director and Chief Accounting
---------------------------         Officer
    Nancy W. Goble


/s/ Timothy R. Brennan              Director
---------------------------
    Timothy R. Brennan


/s/ John W. Croghan                 Director
---------------------------
    John W. Croghan


/s/ Martin J. Gepsman               Director
---------------------------
    Martin J. Gepsman


/s/ Daniel R. Glickman              Director
---------------------------
    Daniel R. Glickman


/s/ Scott Gordon                    Director
---------------------------
    Scott Gordon


/s/ Yra G. Harris                   Director
---------------------------
    Yra G. Harris


/s/ Bruce F. Johnson                Director
---------------------------
    Bruce F. Johnson


/s/ Gary M. Katler                  Director
---------------------------
    Gary M. Katler


/s/ Patrick B. Lynch                Director
---------------------------
    Patrick B. Lynch


/s/ Leo Melamed                     Director
---------------------------
    Leo Melamed


/s/ John D. Newhouse                Director
----------------------------
    John D. Newhouse


/s/ James E. Oliff                  Director
----------------------------
    James E. Oliff


/s/ William G. Salatich, Jr.        Director
---------------------------
    William G. Salatich, Jr.


/s/ John F. Sandner                 Director
---------------------------
    John F. Sandner


/s/ Myron Scholes                   Director
---------------------------
    Myron S. Scholes


/s/ Verne O. Sedlacek               Director
---------------------------
    Verne O. Sedlacek


/s/ William R. Shepard              Director
---------------------------
    William R. Shepard


/s/ Howard Siegel                   Director
---------------------------
    Howard J. Siegel

                             INDEX TO EXHIBITS

Exhibit Number        Description

     10.1 Chicago Mercantile Exchange Holdings Inc. Amended and Restated Omnibus Stock Plan, amended and restated effective as of April 23, 2002.

     23.1 Consent of Arthur Andersen LLP (incorporated by reference to Exhibit 23.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 00-33379)).

     24.1             Powers of Attorney (included on signature page).